                                                                    Exhibit 12.1

                              Kohl's Corporation
                      Ratio of Earnings to Fixed Charges
                                    ($000s)



                                                13 Weeks Ended
                                              -------------------                       Fiscal Year (1)
                                              April 29,    May 1,    -------------------------------------------------------
                                                2000        1999       1999       1998        1997        1996        1995
                                              --------    -------    --------   --------   ----------   ---------   --------
Earnings
--------
  Income before income taxes and
    extraordinary items                        $ 85,765   $64,142    $421,112   $316,749     $235,063    $171,368   $122,729

  Fixed charges (3)                              26,281    17,252      82,835     63,135       57,446      42,806     30,649
  Less interest capitalized
    during period                               (1,014)      (719)     (4,405)    (1,878)      (2,043)     (2,829)    (1,287)
                                                -------   -------    --------   --------     --------    --------   --------
                                               $111,032   $80,675    $499,542   $378,006     $290,466    $211,345   $152,091
                                               ========   =======    ========   ========     ========    ========   ========

Fixed Charges
-------------
  Interest (expensed or capitalized) (3)       $ 11,673   $ 6,139    $ 33,813   $ 24,550     $ 26,304    $ 20,574   $ 14,774

  Portion of rent expense
    representative of interest                   14,542    11,063      48,769     38,385       30,798      22,031     15,798

  Amortization of deferred
    financing fees                                   66        50         253        200          344         201         77
                                                -------   -------    --------   --------     --------    --------   --------
                                               $ 26,281   $17,252    $ 82,835   $ 63,135      $57,446    $ 42,806   $ 30,649
                                               ========   =======    ========   ========     ========    ========   ========

Ratio of earnings to fixed charges                 4.22      4.68        6.03       5.99         5.06        4.94       4.96(2)
                                               ========   =======    ========   ========     ========    ========   ========

(1) Fiscal 1999, 1998, 1997 and 1996 are 52 week years and fiscal 1995 is a 53 week year.

(2) Excluding the credit operations non-recurring expense of $14,052, the ratio of earnings to fixed charges would be 5.40.

(3) Interest expense for fiscal 1997, 1996, and 1995 has been restated to properly reflect interest expense included on the Consolidated Statements of Income.